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Eidos Therapeutics, Inc.

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DEAR FELLOW SHAREHOLDERS, As we all grapple with the COVID-19 pandemic, I want to begin by saluting the brave physicians, nurses, first responders and medical staff who are working across the world to care for patients, including those battling transthyretin (TTR) amyloidosis (ATTR). We know ATTR patients may be at greater risk from COVID-19 because of their underlying health conditions, and we are working with our investigators, clinical trial site administrators and patient advocacy leaders to put the health and welfare of our patients first. We have always felt privileged to be part of the global healthcare and scientific ecosystem, but today more than ever we are humbled and moved by the commitment of our partners to minimizing the impact of COVID-19 on all patients, including those Eidos is focused on helping. We are making every effort to advance our clinical studies of AG10, an investigational small molecule designed to bind and stabilize TTR. We have arranged alternatives to clinic visits and suspended travel to clinical trial sites and in-person interactions as needed. Investigators and study staff are facilitating the delivery of our investigational medicine to participants with the goal of ensuring that supply is not interrupted. We and our partners are finding new ways to ensure clinical trial materials are manufactured if supply chains are at risk of being disrupted, and our contract research organization partners are finding creative solutions to reduce missing data and protocol deviations during the pandemic. We are ensuring that our approach is in line with expectations and guidance of global health authorities. Every minute counts for ATTR patients, and we will not stop working as fast as we possibly can for them. ATTR will not wait for this pandemic to pass. Despite this unprecedented challenge, we are nonetheless hopeful for the ATTR community. 2019 was a landmark year following the first FDA approval of an agent to treat cardiomyopathy associated with ATTR, and we continue to believe that the development of novel agents could address the significant remaining unmet need. Our design principles for an ideal therapy for ATTR patients remain: 1) near-complete stabilization of the TTR tetramer (either wild-type or variant) at all times, 2) ability to maintain or increase level of tetrameric TTR, 3) well-tolerated for chronic treatment and 4) convenient and cost-effective oral therapy. Last year, we generated and presented additional evidence to support AG10’s potential to meet these design criteria. At the American Heart Association Scientific Sessions in November, we presented the results of our ongoing Phase 2 open label extension (OLE) study in patients with ATTR-CM. These data suggested that AG10 continued to be well-tolerated and was associated with stable cardiac biomarkers and echocardiographic parameters at 15 months. In an exploratory analysis, observed rates of mortality (either death or cardiac transplantation) and cardiovascular-related hospitalizations in OLE participants were lower than the corresponding rates of these clinical events observed in placebo-treated participants in the ATTR-ACT study at 15 months. We published the results of the randomized portion of our Phase 2 clinical trial in the Journal of the American College of Cardiology (July 2019) and presented subgroup analyses at the American College of Cardiology Scientific Sessions in March 2019. These data suggested near-complete stabilization of TTR in subjects with either wild-type or variant TTR and increases in serum TTR concentration. We believe these data from our Phase 2 studies continue to support the hypothesis that increasing stabilization of TTR could lead to improved outcomes and support AG10’s continued development. In the first quarter of last year, we launched our ATTRibute-CM Phase 3 clinical trial with an innovative design including two primary endpoints. The first primary endpoint (Part A) is change from the baseline in a six-minute walk test after 12 months of study. We believe this endpoint has very pragmatic implications for patients who are focused on living better – not just longer. The second primary endpoint (Part B), to be measured 18 months after the first, is all-cause mortality and frequency of cardiovascular-related hospitalizations. As we execute our plan to commercialize AG10 globally, we entered into an exclusive license agreement with Alexion for the development and commercialization of AG10 in Japan. The agreement provided us with $25 million initially and an equity investment of $25 million, with the potential for additional milestone and royalty payments. We continue to build our commercialization capabilities internally and through expertise at our parent company, BridgeBio Pharma, Inc. In 2020, we look forward to continuing to enroll participants in the ATTRibute-CM study and initiating our Phase 3 ATTRibute-PN study for patients with ATTR polyneuropathy. We are focused on our mission to develop a novel therapeutic for ATTR and hope to deliver AG10 to patients as quickly and safely as we can. Thank you for your partnership. We are grateful for your support. Sincerely, Neil Kumar, Ph.D. Chief Executive Officer EXECUTIVE OFFICERS Neil Kumar, Ph.D. Chief Executive Officer Jonathan Fox, M.D., Ph.D., FACC President and Chief Medical Officer Uma Sinha, Ph.D. Chief Scientific Officer Cameron Turtle, D.Phil. Chief Business Officer BOARD OF DIRECTORS Eric Aguiar, M.D. Partner Aisling Capital Neil Kumar, Ph.D. Chief Executive Officer Eidos Therapeutics William Lis Chief Executive Officer, Retired Portola Pharmaceuticals Ali Satvat General Partner KKR Rajeev Shah Managing Director RA Capital Management Uma Sinha, Ph.D. Chief Scientific Officer Eidos Therapeutics Isabella Graef, M.D. (Observer) Assistant Professor of Pathology Stanford University CORPORATE HEADQUARTERS 101 Montgomery Street, Suite 2000 San Francisco, CA 94104 TRANSFER AGENT American Stock Transfer & Trust Company, LLC 6201 15th Avenue, Brooklyn, NY 11219 CORPORATE COUNSEL Goodwin Procter LLP 3 Embarcadero Center San Francisco, CA 94111 INDEPENDENT AUDITORS Ernst & Young 560 Mission Street, Suite 1600 San Francisco, CA 94105